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                   EXHIBIT NO. (12)
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                                                              EXHIBIT NO. (12)

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                                 CONSUMERS POWER COMPANY
                           RATIO OF EARNINGS TO FIXED CHARGES
                                 AND PREFERRED DIVIDENDS
                                  (Millions of Dollars)

                                Nine Months
                                   Ended             Years Ended December 31
                         September 30, 1993   1992    1991    1990    1989    1988
                         ------------------  ------  ------  ------  ------  ------
                                               (b)   (c)(d)    (e)     (f)     (f)

Earnings as Defined (a)
- -----------------------

Net income (loss)                     $ 148  $ (244) $ (235) $ (382) $  352  $  314

Income taxes                             74    (127)    (75)    190     175     154

Exclude equity basis subsidiaries        (4)     12       2      -       -       (1)

Fixed charges as defined, adjusted
  to exclude capitalized interest
  of $1, $1, $1, $36, $174 and
  $160 million and preferred
  dividend tax effect of $4, $6,
  $5, $6, $9, $13 million for the
  nine months ended September 30,
  1993, and the years ended
  December 31, 1992, 1991, 1990,
  1989 and 1988, respectively           147     189     338     290     194     257
                                      ------ -------  ------ ------- ------   ------

Earnings as defined                   $ 365  $ (170)  $  30  $   98  $  721  $  724
                                      ====== =======  ====== ======= ======  =======

Fixed charges and
Preferred Dividends as defined (a)

Interest on long-term debt            $ 116  $  150  $  249  $  268  $  303  $  329

Estimated interest portion of
  lease rentals                           8      14      16      16      16      16

Other interest charges                   16      15      64      31      31      47

Preferred Dividends                      12      17      15      17      27      38

Fixed charges and Preferred
dividends as defined                  $ 152  $  196  $  344  $  332  $  377   $ 430
                                      ====== ======= ======= ======= ======   ======

Ratio of earnings to fixed
  charges and preferred dividends       2.40      -       -       -    1.91     1.68
                                     =======  ====== ======= ======= ======   ======

See notes on Page 2.

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NOTES:

(a)  Earnings and fixed charges and preferred dividends as defined in instructions for Item 503 of Regulation S-K.
(b)  For the year ended December 31, 1992, fixed charges and preferred dividends exceeded earnings by $366 million.
     Earnings as defined include a $520 million pre-tax loss on the settlement of MCV Power Purchases and $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991.  The ratio of earnings to fixed charges and preferred dividends would have been 1.71 excluding these amounts.
(c)  Net loss in 1991 excludes an extraordinary after-tax loss of $14 million.
(d)  For the year ended December 31, 1991, fixed charges and preferred dividends exceeded earnings by $314 million.
     Earnings as defined include $398 million of pre-tax Midland-related write-downs and reserve amounts and $44 million for potential customer refunds and other reserves recorded in 1991 but related to 1992 and 1990.  The ratio of earnings to fixed charges and preferred dividends would have been 1.37 excluding these amounts.
(e)  For the year ended December 31, 1990, fixed charges and preferred dividends exceeded earnings by $234 million.
     Earnings as defined include $716 million of pre-tax Midland-related write-downs and $(29) million for potential customer refunds and other reserves related to 1990 but recorded in 1991.  The ratio of earnings to fixed charges and preferred dividends would have been 2.36 excluding these amounts.
(f)  The 1989 and 1988 periods were restated to reflect the 1990 transfer of CMS Midland and MEC Development
     Corporation to CMS Energy Corporation.  (Although these companies were returned to Consumers in 1991, no additional restatements were made.)

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